                                                                     EXHIBIT 4.3

               CERTIFICATE OF AMENDMENT OF RESTATED CERTIFICATE
                               OF INCORPORATION

                                      OF

                              ORGANOGENESIS INC.

IT IS HEREBY CERTIFIED THAT:

1. The name of the corporation (hereinafter referred to as the "Corporation") is

                              ORGANOGENESIS INC.

2. The Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on October 27, 1986, as amended on October 18, 1990 and on August 13, 1996, is hereby further amended by deleting the first paragraph of Article FOURTH in its entirety and replacing it with the following paragraph in lieu thereof:


          FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 80,000,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of Preferred Stock, $1.00 par value per share.

3. The aforesaid Amendment of the Restated Certificate of Incorporation of the Corporation was duly adopted pursuant to the applicable provisions of Sections 211 and 242 of the Delaware General Corporation Law.

    IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by and attested by its duly authorized officers this 30th day of June, 1999.

                                       ORGANOGENESIS INC.

                                       By: /s/ Herbert M. Stein
                                          ---------------------
                                       Name: Herbert M. Stein
                                       Title: Chief Executive Officer


ATTEST:

/s/ Donna L. Abelli
----------------------
Donna L. Abelli
Secretary